AMENDMENT TO THE

CUSTODY AGREEMENT

THIS AMENDMENT, effective as of May 23, 2019, to the Custody Agreement dated as of June 30, 2016, as amended (the “Agreement”), is entered into by and between THE RBB FUND, INC., a Maryland corporation, (the “Company”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Company and the Custodian desire to amend the series of the Company to add a new Fund; and

WHEREAS, Article XV, Section 15.02 of the Agreement provides that the Agreement may be amended by written agreement executed by both parties, and authorized or approved by the Board of Directors of the Company.

NOW, THEREFORE, the parties agree to amend Exhibit G of the Agreement for the purposes of adding the Boston Partners Global Equity Advantage Fund to the Agreement as follows:

Exhibit G of the Agreement is hereby superseded and replaced with Amended Exhibit G attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

THE RBB FUND, INC.		U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Salvatore Faia	By:	/s/ Anita M. Zagrodnik

Printed Name:	Salvatore Faia	Printed Name:	Anita M. Zagrodnik
Title:	President	Title:	Senior VP 5/23/19

Amended Exhibit G to the Custody Agreement – The RBB Fund, Inc.

Fund Name

Boston Partners All-Cap Value Fund

Boston Partners Emerging Markets Long/Short fund

Boston Partners Global Equity Fund

Boston Partners Global Long/Short Fund

Boston Partners Long/Short Equity Fund

Boston Partners Long/Short Research Fund

Boston Partners Small Cap Value II Fund

WPG Partners Small/Micro Cap Value Fund

Boston Partners Emerging Markets Fund

Boston Partners Global Equity Advantage Fund